Exhibit 10.3
ADMINISTRATIVE AND OPERATING SERVICES AGREEMENT
     This Administrative and Operating Services Agreement (this “Agreement”) is entered into effective January 1, 2010 (the “Effective Date”) between Copano/Operations, Inc., a Texas corporation (“Copano Operations”) and CPNO Services, L.P. (“CPNO Services”), a Texas limited partnership and wholly-owned subsidiary of Copano Energy, L.L.C. (“Copano Energy”), each with offices located at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. This Agreement replaces in its entirety that certain Administrative and Operating Services Agreement dated November 15, 2004 (the “Original Services Agreement”), between Copano Operations, Copano Energy and certain Copano Energy operating subsidiaries (the “Copano Operating Subsidiaries”).
     WHEREAS, effective January 1, 2010, the Original Services Agreement was terminated by the parties thereto by mutual agreement;
     WHEREAS, pursuant to the Original Services Agreement, Copano Operations, procured certain personnel, facilities, goods and services (“Goods and Services”) for the benefit of the Copano Operating Subsidiaries; and
     WHEREAS, the parties hereto desire to enter into a new arrangement (i) reflecting the transfer from Copano Operations to CPNO Services (except as set forth herein) of responsibility for procuring these Goods and Services and (ii) providing for the provision of certain Goods and Services by CPNO Services for the benefit of Copano Operations and its affiliated entities; and
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, CPNO Services and Copano Operations hereby agree as follows:
     1. Engagement. Copano Operations hereby engages and retains CPNO Services to provide the Goods and Services described below for the term and on the conditions set forth in this Agreement. CPNO Services hereby accepts such engagement and agrees during the term and on the conditions set forth in this Agreement to provide such Goods and Services and to assume the obligations herein set forth for the consideration provided herein.
     2. Term. Subject to Section 10 of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall remain in full force and effect through December 31, 2010 (the “Termination Date”) and, thereafter, this Agreement shall automatically be extended for successive one-year terms unless terminated by either

Copano Operations or CPNO Services upon at least 60 days’ written notice prior to the commencement of any such renewal term.
     3. Goods and Services. CPNO Services shall provide to Copano Operations (i) the Goods and Services reflected in Exhibit A to this Agreement and (ii) such other Goods and Services from time to time reasonably requested by Copano Operations to manage and operate the business, properties and assets of Copano Operations and its affiliated entities. Copano Operations shall provide to CPNO Services or an affiliated entity the Goods and Services reflected in Exhibit B to this Agreement.
     4. Transfer of Employees; Assumption of Obligations. In order that CPNO Services may provide the Goods and Services to Copano Operations, (i) Copano Operations shall cause the transfer of employment of those persons set forth in Exhibit C to this Agreement (the “Transferred Employees”) to CPNO Services and CPNO Services shall hire those persons pursuant to each employees’ then effective employment arrangement (including related benefits) with Copano Operations, each as of the Effective Date and (ii) CPNO Services or an affiliated entity thereof shall assume those obligations of Copano Operations set forth in Exhibit D to this Agreement as of the Effective Date (the “Assumed Obligations”). If any of the agreements governing the Assumed Obligations (the “Assumed Agreements”) are not assignable, then (x) CPNO Services and Copano Operations shall take such actions as may be necessary to permit CPNO Services to receive the economic benefits and assume the liabilities under the Assumed Agreements without committing a breach of the terms thereof and (y) CPNO SERVICES SHALL INDEMNIFY COPANO OPERATIONS AND ITS AFFILIATED ENTITIES FROM AND AGAINST ANY AND ALL LIABILITIES AND OBLIGATIONS ARISING UNDER THE ASSUMED AGREEMENTS ON OR AFTER THE EFFECTIVE TIME.
     5. Payment of Cost Reimbursement.
          (a) Fees. Subject to Section 5(c) of this Agreement, Copano Operations shall pay a monthly cost reimbursement (the “Cost Reimbursement”) for the Goods and Services to CPNO Services equal to $25,000 calculated in accordance with the formula set forth in Exhibit E to this Agreement (the “Cost Reimbursement Formula”). The Cost Reimbursement is net of the value of the Goods and Services provided by Copano Operations to CPNO Services hereunder. It is the parties’ intention that the Cost Reimbursement represents fair and reasonable compensation to CPNO Services by Copano Operations for the Goods and Services provided by CPNO Services hereunder net of fair and reasonable compensation for the Goods and Services provided by Copano Operations hereunder.
          (b) Payment. CPNO Services shall invoice Copano Operations on or before the 25th day of each month for the Cost Reimbursement for the next succeeding month. All invoices shall be due and payable within 15 days of the date of the invoice.

          (c) Periodic Adjustments. No later than July 31, 2010 and annually thereafter, (i) CPNO Services shall furnish to Copano Operations a reasonable detail of the Goods and Services provided to Copano Operations for the six-month period (or twelve-month period for years following 2010) (the “Look-Back Period”) ended the immediately preceding June 30 (the “CPNO Goods and Services”) and (ii) Copano Operations shall furnish to CPNO Services a reasonable detail of the Goods and Services provided to CPNO Services for the Look-Back Period ended the immediately preceding June 30 (the “Copano Operations Goods and Services”). As soon as practicable thereafter, the Audit Committee of Copano Energy’s Board of Directors shall determine, based upon the Cost Reimbursement Formula, whether the Cost Reimbursements paid by Copano Operations relating to the Look-Back Period represent the reasonable value of the CPNO Goods and Services (net of the reasonable value of the Copano Operations Goods and Services) (the “Goods and Services Value”). If in the Audit Committee’s reasonable judgment, the Good and Services Value exceeds the Cost Reimbursement by more than 2% or the Cost Reimbursement exceeds the Goods and Services Value by more than 2%, then the Cost Reimbursement shall be adjusted up or down, as appropriate, as of the July 1 immediately following the Look-Back Period so that the Goods and Services Value is equal to the Cost Reimbursement.
     6. Limitation of Liability of CPNO Services. Neither CPNO Services nor the officers, directors, employees, agents or affiliated entities (collectively, “Affiliates”) of CPNO Services shall be liable to Copano Operations or its Affiliates for any error of judgment or mistake of law or any loss or damage with respect to any property of Copano Operations or its Affiliates or arising from any act or omission of CPNO Services or any of its Affiliates in the performance of its obligations hereunder, unless such loss or damage is the result of bad faith, gross negligence, misconduct or any breach of fiduciary duty, disregard of any duties or obligations owed to Copano Operations or its Affiliates by CPNO Services or its Affiliates by reason of this Agreement or any relationship created hereby.
     7. Indemnification of CPNO Services; Insurance. Copano Operations shall indemnify and hold harmless, to the extent permitted by law, CPNO Services and any of its Affiliates who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of any acts or omissions or alleged acts or omissions arising out of the activities of such person, if such activities were performed in good faith either on behalf of Copano Operations or its Affiliates or in furtherance of the interest of Copano Operations or its Affiliates, and in a manner reasonably believed by such person to be within the scope of the authority conferred by this Agreement or by law against losses, damages or expenses for which such person has not otherwise been reimbursed (including, but not limited to, accountants’ and attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person was not guilty of bad faith, negligence, misconduct or any other breach of fiduciary duty with respect to such acts or omissions and, with respect to any criminal action or proceedings, has no reasonable cause to believe his conduct was unlawful. Additionally, Copano Operations shall name CPNO Services as an insured on any liability insurance policy maintained by Copano Operations and covering any matter for which CPNO Services or its Affiliates may be liable as a result of the performance of this Agreement.
     8. Limitation of Liability of Copano Operations. Neither Copano Operations nor its Affiliates shall be liable to CPNO Services or its Affiliates for any error of judgment or mistake of law or any loss or damage with respect to any property of CPNO Services or its Affiliates or arising from any act or omission of Copano Operations or any of its Affiliates in the performance of its obligations hereunder, unless such loss or damage is the result of bad faith, gross negligence, misconduct or any breach of fiduciary duty, disregard of any duties or obligations owed to CPNO Services or its Affiliates by Copano Operations or its Affiliates by reason of this Agreement or any relationship created hereby.
     9. Indemnification of Copano Operations; Insurance. CPNO Services shall indemnify and hold harmless, to the extent permitted by law, Copano Operations and any of its Affiliates who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of any acts or omissions or alleged acts or omissions arising out of the activities of such person, if such activities were performed in good faith either on behalf of CPNO Services or its Affiliates or in furtherance of the interest of CPNO Services or its Affiliates, and in a manner reasonably believed by such person to be within the scope of the authority conferred by this Agreement or by law against losses, damages or expenses for which such person has not otherwise been reimbursed (including, but not limited to, accountants’ and attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person was not guilty of bad faith, negligence, misconduct or any other breach of fiduciary duty with respect to such acts or omissions and, with respect to any criminal action or proceedings, has no reasonable cause to believe his conduct was unlawful. Additionally, CPNO Services shall name Copano Operations as an insured on any liability insurance policy maintained by CPNO Services and covering any matter for which Copano Operations or its Affiliated Entities may be liable as a result of the performance of this Agreement.
10. Termination. This Agreement shall terminate prior to the Termination Date (i) upon 60 days’ prior written notice by either CPNO Services or Copano Operations, upon failure to cure a breach of this Agreement by the other within thirty (30) days’ of notice thereof (provided, however, neither party shall have the right to terminate this Agreement as a result of an alleged breach during any period during which the parties are in good faith attempting to resolve a related dispute) or (ii) upon thirty (30) days’ prior written notice by CPNO Services in the event of a “change in control” of Copano Operations. For purposes hereof, “change of control” shall mean a change in the power or authority to direct or cause the direction of the management and policies of Copano Operations whether through ownership of voting securities, by contract or otherwise. Upon termination of this Agreement, including upon the Termination Date or as a result of a “change of control” of Copano Operations, but not including a termination as a result of CPNO Services’ breach, Copano Operations shall remain liable with respect to all continuing contractual obligations and liabilities properly incurred by CPNO Services on behalf of and with the approval of Copano Operations (the “Existing Obligations”). If any of such Existing Obligations are not assignable, then such Existing Obligations may be terminated by CPNO Services as of the Termination Date. Copano Operations shall indemnify CPNO Services for any penalties or expense incurred by CPNO Services as a result of the early termination of any Existing Obligations.
     11. Additional Provisions Upon Termination.
     (a) Books and Records. Upon termination of this Agreement or, earlier upon request of Copano Operations, CPNO Services shall make available to Copano Operations originals or copies of all books, records and data (whether in electronic or other format) (collectively, the “Records”) in its possession and necessary for the operations of Copano Operations to Copano Operations as soon as practicable, but in no event later than 60 days after the termination date (the “Record Delivery Date”). During the period subsequent to termination of any of CPNO Services’ responsibilities hereunder and prior to the related Record Delivery Date, CPNO Services shall grant Copano Operations access to the relevant Records during regular business hours. With respect to any Records relating to Copano Operations that are not reasonably separable from Records that relate to CPNO Services and its Affiliates, CPNO Services shall provide reasonable access to such Records to Copano Operations for a period of not less than six years. CPNO Services shall have a right to retain a copy of any Records that CPNO Services may reasonably require for business purposes, including tax compliance.
     (b) Property. Upon termination of this Agreement, CPNO Services shall also make available to Copano Operations all the property described on Exhibit B to this Agreement.
     12. Force Majeure. If either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments due, it is agreed that such party’s obligations hereunder shall be suspended. The term “force majeure” as employed herein and for all purposes relating hereto shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, civil disturbance or any other causes or circumstances, whether similar or dissimilar to the foregoing causes or circumstances, beyond the reasonable control of a party.
     13. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered, as evidenced by an executed receipt, or on the date mailed, postage prepaid, by certified mail, return receipt requested, or facsimile, if addressed to the respective parties as follows:

If to CPNO Services:	2727 Allen Parkway, Suite 1200 Houston, Texas 77019 Attention: Senior Vice President, Controller and Principal Accounting Officer

If to Copano Operations:	2727 Allen Parkway, Suite 1200 Houston, Texas 77019 Attention: Douglas L. Lawing, President
The parties to this Agreement may designate a different address by providing written notice of such new address to the other party hereto.
     14. Assignment. This Agreement may not be assigned (i) by Copano Operations unless agreed to in writing by CPNO Services or (ii) by CPNO Services, except to an affiliated entity, unless agreed to in writing by Copano Operations.
     15. Amendment. This Agreement may be amended only by an instrument in writing executed by all parties hereto.
     16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or held invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the permitted successors and assigns of any of CPNO Services or Copano Operations.
     18. Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     19. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
     20. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein and shall supersede the terms of any prior agreement or understanding between Copano Operations and CPNO Services concerning the subject matter hereof.

     21. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.
     IN WITNESS WHEREOF, the parties have executed this Agreement on December ___, 2009 to be effective for all purposes as of the Effective Date.

COPANO/OPERATIONS, INC.

By:	/s/ Douglas L. Lawing
Douglas L. Lawing, President

CPNO SERVICES, L.P.

By: CPNO Services GP, L.L.C.
its General Partner

/s/ Lari Paradee
Lari Paradee, Senior Vice President,
Controller and Principal Accounting Officer
Acknowledged and Agreed to Solely for Purposes of CPNO Services’ Assumption of Copano Operations’ Obligations under the Houston Office Lease (as defined in Exhibit D):

COPANO PIPELINES/HEBBRONVILLE, L.P.

By:	Copano Pipelines GP, L.L.C.,
its Managing General Partner

/s/ Lari Paradee
Lari Paradee, Senior Vice President,
Controller and Principal Accounting Officer

COPANO PIPELINES/UPPER GULF COAST, L.P.

By:	Copano Pipelines GP, L.L.C.,
its Managing General Partner

/s/ Lari Paradee
Lari Paradee, Senior Vice President,
Controller and Principal Accounting Officer

COPANO FIELD SERVICES/CENTRAL GULF COAST, L.P.

By:	Copano Field Services/Central Gulf Coast
GP, L.L.C.,
its Managing General Partner

/s/ Lari Paradee
Lari Paradee, Senior Vice President,
Controller and Principal Accounting Officer

COPANO PROCESSING, L.P.

By:	Copano Processing GP, L.L.C.,
its Managing General Partner

/s/ Lari Paradee
Lari Paradee, Senior Vice President,
Controller and Principal Accounting Officer

EXHIBIT A
GOODS AND SERVICES PROVIDED BY CPNO SERVICES
Field personnel and related benefits
Use of field vehicles, related insurance, supplies and equipment
Administrative personnel and related benefits
Use of allocated space on the 12th floor of the Wortham Tower, 2727 Allen Parkway, Houston, Texas (the “Houston Office”) and in Houston office storage facilities, and allocated space in the Alice, Texas and Rockport, Texas field offices (the “Offices”)
Use of furniture, equipment, computers and supplies owned or leased by CPNO Services or its Affiliates and located in the Offices

EXHIBIT B
GOODS AND SERVICES PROVIDED BY COPANO OPERATIONS
Use of the “Bobby S”, a vessel located in the Copano Bay, Texas area and used to maintain, repair and service locations in and around Copano Bay
Insurance related to the Bobby S vessel
Use of artwork and sculptures located in the Houston Office (the “Art”)
Insurance related to the Art

EXHIBIT C
EMPLOYEES TO BE HIRED BY CPNO SERVICES
EFFECTIVE JANUARY 1, 2010
Jeff Casey — Senior Director, Administration
Kathy De Young — Vice President, Government and Regulatory Affairs
Jennifer Gonzalez — Staff Accountant
Carolyn Kroll — Director, Treasury Services
Doug Lawing — Executive Vice President, General Counsel and Secretary
Charlie Barker — Regional Manager, Copano Bay
Mark Meador — Field Operator, Copano Bay
James Sammons — Field Operator, Copano Bay
Omar Sandoval — Field Operator, South Texas
Jesse Soto — Field Operator, South Texas
Eric Upton — Field Operator, Copano Bay
Kyle Walker — Area Manager, South Texas

EXHIBIT D
ASSUMED OBLIGATIONS
     All continuing contractual obligations and liabilities properly incurred by Copano Operations for the benefit and with the approval of the Copano Companies (as defined in the Original Agreement) prior to January 1, 2010.
     Lease Contract dated January 22, 2003 between Copano Operations, certain of the Copano Operating Subsidiaries and American General Life Insurance Company, as amended (the “Houston Office Lease”).
     Master Vehicle Lease Agreement dated February 15, 2008 between Glesby Marks Ltd. and Copano/Operations, Inc.

EXHIBIT E
COST REIMBURSEMENT FORMULA
(A X B) — C

A1 =	Monthly Salary or Wages and Benefits for Each Transferred Employee

Multiplied by

Estimated Monthly Hours Allocated to Copano Operations by Each Transferred Employee divided by Estimated Total Monthly Hours for Each Transferred Employee (the “Copano Operations Time Allocations”)

B2 =	150%[3]

C4 =	$2,000

[1]	Represents Copano Operations’ monthly compensation of CPNO Services for use of Transferred Employees

[2]	Represents Copano Operations’ monthly use of allocated space and furniture, equipment, computers and supplies in the Offices as well as vehicles and related insurance and fuel based on the estimated Copano Operations Time Allocations

[3]	% based on Copano Operation’s use of space in Offices and estimated Copano Operations Time Allocations as of January 1, 2010

[4]	Represents monthly use by CPNO Services of the vessel Bobby S and of artwork in the Houston Office and allocated related insurance